Exhibit 99.1

Clean Air Project Progress Report – Operational Testing to Begin

Mercury Reduction System Ahead of Schedule

BOW, N.H., September 22, 2011 – Public Service of New Hampshire’s Clean Air Project—the installation at Merrimack Station of a “scrubber” that will significantly reduce mercury and sulfur emissions—is ahead of schedule. Initial integrated testing of the system may begin as early as this weekend, and the project is poised to meet the clean air requirements set by the Legislature at least one year early. As part of the testing, neighbors may notice a water vapor plume from the facility’s new chimney.

PSNH officials today reported to a joint meeting of the Legislature’s Electric Restructuring Oversight Committee and the Air Pollution Advisory Committee that the majority of heavy construction was completed in 2010 and building and equipment installation is being finalized this year. By law, the scrubber must be complete and operating by July 2013 but incentives were included in the law for the earliest completion date.

“The hundreds of workers who have been part of this project, including many residents of New Hampshire, have worked safely and have been incredibly productive,” noted Bill Smagula, director – PSNH Generation. “More than 1.2 million worker-hours have been invested, and they have paid off. We expect to beat the operation date mandated by the Legislature and begin to reduce emissions much sooner than required.”

The installation of a wet flue gas desulfurization system at Merrimack Station was mandated by the State of New Hampshire in 2006 (RSA 125-O:11) and is aimed at reducing emissions of mercury and other pollutants. The scrubber will remove more than 80 percent of the mercury and more than 90 percent of sulfur emissions from the flue gases of the coal-fired power plant.

Infographic: Emissions Control Technology Installed at Merrimack Station

According to Smagula, initial testing of the system may begin the week of September 25, and the project is expected to be complete and fully operational by July 2012, one year ahead of the deadline set out by the State. The price estimate of the scrubber system has been reduced to $430 million from $457 million. The early completion will provide for cleaner air sooner and lower costs to customers.

During a challenging economic period, the construction project included as much as $50 million in spending in the local economy, and the use of more than 50 New Hampshire companies and hundreds of New Hampshire residents. “The project came at a critical time for many New Hampshire working families, considering the economic conditions,” said Smagula. “A multi-year construction project provides quite a bit of stability for workers. We’re very proud of what has been accomplished through our partnership with the New Hampshire Building and Trades.”

MEDIA CONTACT:	Martin Murray	Sr. Corp. News Representative
Office:	603-634-2228	murrame@psnh.com

PSNH is New Hampshire's largest electric utility, generating and distributing clean electricity for more than 500,000 homes and businesses in an environmentally friendly manner.

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